EXHIBIT 99.1


       July 14, 2005

       For media inquiries:                     For financial inquiries:
       Katherine Taylor                         John Hecht
       Investor Relations Manager               Chief Financial Officer
       815-961-7164                             815-961-2787

               AMCORE FINANCIAL, INC. REPORTS 2ND QUARTER EARNINGS EARNINGS PER SHARE INCREASE 20 PERCENT; NET INCOME UP 17 PERCENT

                                  Flash Results
                  (Numbers in Thousands, Except Per Share Data)
                          2nd quarter 2005   2nd quarter 2004   1st quarter 2005
         Net Revenues         $57,246            $54,477            $55,949
         Net Income           $12,157            $10,415            $12,050
         Diluted Shares        25,020             25,285             25,061
         Diluted EPS            $0.49              $0.41              $0.48

     ROCKFORD, IL -- AMCORE Financial, Inc. (Nasdaq: AMFI) reported diluted earnings per share of $0.49 for second quarter 2005, a 20 percent increase, compared to $0.41 per diluted share in second quarter 2004. Net income in the second quarter of 2005 was $12.2 million, a 17 percent increase from the $10.4 million in the prior-year period.

     "Our deposit growth in the second quarter was very strong and out-paced our loan growth rate for the first time since we began our branch expansion initiative," said Kenneth E. Edge, Chairman, President and CEO of AMCORE. "This deposit strength enabled AMCORE to reduce reliance on average wholesale funding by $70 million compared to the first quarter in 2005.

     Highlights
     ----------

     o Average bank issued deposits grew 13 percent, or $386 million, compared to second quarter 2004.

     o Average loan balances grew 11 percent, or $334 million, compared to second quarter 2004.

     o The net interest margin decreased six basis points to 3.54 percent in second quarter 2005 from 3.60 percent in second quarter 2004, and decreased five basis points when compared to first quarter 2005.

     o Net interest income increased seven percent, or $2.6 million, to $40.2 million in second quarter 2005 from $37.6 million during the same quarter a year ago.

     o Second quarter 2005 included a mortgage servicing rights impairment charge of $702,000 compared to a $1.7 million mortgage servicing impairment valuation reversal recorded in the second quarter 2004, a difference of $2.4 million.

     o Branch expansion accretion for the quarter was $0.08 per share compared to break-even in the same period a year ago and $0.06 in the first quarter of 2005.

     o Total assets increased eight percent to $5.2 billion at June 30, 2005 compared to $4.8 billion at June 30, 2004.

     o Total non-performing loans increased $5.2 million, or 24 percent, from June 30, 2004, but decreased $4.8 million, or 15 percent, from March 31, 2005.

     o Net charge-offs to average loans increased one basis point to 0.47 percent when compared to the same period a year ago and increased 16 basis points when compared to first quarter 2005.

     o Operating expenses increased two percent, or $824,000, compared to second quarter 2004.
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                                                                          1 of 5

     Second Quarter Results
     ----------------------

     Net interest income in second quarter 2005 grew seven percent, or $2.6 million, to $40.2 million compared to the same quarter in 2004 due to continued strong loan growth. The net interest margin decreased six basis points to 3.54 percent in second quarter 2005 from 3.60 percent in second quarter 2004, and decreased five basis points when compared to first quarter 2005. This was a function of the flatter yield curve which affected fixed rate asset repricing combined with promotional deposit pricing that increased total cost of funds.

     Key ratio improvements include a six basis-point increase in return on average assets to 0.96 percent in second quarter 2005 compared to 0.90 percent during the prior-year period. Return on average equity increased 131 basis points to 12.51 percent in second quarter 2005 compared to 11.20 percent in second quarter 2004.

     Average loans grew 11 percent, or $334 million, to $3.4 billion, compared to second quarter 2004, despite the sale of $159 million in indirect auto loans in the second half of 2004. The growth came from average increases of $508 million, or 24 percent, in commercial lending driven by AMCORE's branch expansion in Chicago suburban and Madison area markets. Consumer loan balances decreased $216 million, or 41 percent, compared to the same quarter a year ago primarily due to lower volumes of indirect automobile lending and the loan securitization in 2004.

     Average loan yields rose 71 basis points to 6.39 percent in second quarter 2005 compared to the same period a year ago and were up 28 basis points from first quarter 2005. This is the result of higher short-term rates as well as a higher proportion of floating rate loans in the portfolio, compared to the second quarter 2004.

     Average bank issued deposits grew to $3.3 billion, an increase of 13 percent, or $386 million, compared to the same quarter a year ago. The average cost of bank issued deposits increased 67 basis points to 2.25 percent from second quarter 2004, and 30 basis points from first quarter 2005, primarily as a result of deposit attraction strategies and short-term rate increases by the Federal Reserve. "As a Company, we have spent a lot of time and effort generating deposit growth, which is improving our funding base," said Edge. "Our deposit promotions have been greeted favorably by new customers, enabling us to grow our household base and deepen our customer relationships with additional core product sales, which has produced significantly higher fee revenues."

     Average non-interest bearing deposits increased eight percent to $486 million in second quarter 2005 from $450 million in second quarter 2004. Average interest-bearing demand and savings deposits grew 27 percent to $1.7 billion in second quarter 2005 compared to $1.4 billion during the same period a year ago. Average time deposits decreased one percent to $1.1 billion in second quarter 2005. "Because of our core deposit growth, we reduced our average wholesale funding from 31 percent in second quarter 2004 to 28 percent in second quarter 2005," said Edge.

     Total non-interest income increased one percent, or $189,000, to $17.0 million over the second quarter 2004. Mortgage banking income was $321,000 in second quarter 2005 compared to $2.8 million during the same period a year ago. Second quarter 2005 included a mortgage servicing rights impairment charge of $702,000 compared to a $1.7 million mortgage servicing impairment valuation reversal recorded in the second quarter 2004.

     Mortgage closings totaled $122 million in second quarter 2005, a 21 percent decrease from the $154 million in second quarter 2004. The decrease in closings was due to a 46 percent decline in refinancing volume from the same period a year ago. "We anticipate the higher mortgage application volume we experienced late in the second quarter to result in increased closings during the third quarter," said Edge.

     Revenues associated with company-owned life insurance increased $1.0 million to $1.6 million compared to second quarter 2004. The improvement was primarily due to increases in the value of underlying variable-return investments and a $350,000 downward adjustment in 2004 from a change in the carrier's estimate of one policy's cash surrender value. Deposit-related fees from service charges, bankcards and other consumer services increased $1.3 million, or 19 percent, compared to the same period a year ago. "The increase in
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                                                                          2 of 5
deposit-related fees reflects the expanded transactional deposit activity resulting from our successful retail strategy that has increased the number of AMCORE households," said Edge.

     Net security gains were $455,000 in the second quarter 2005 compared to no gains recorded in the prior-year quarter.

     Trust and asset management revenues decreased $431,000, or eight percent, to $4.9 million in second quarter 2005 from the second quarter 2004 level due to changes in the asset mix. Assets under administration totaled $4.5 billion at the end of the quarter compared to $4.4 billion a year ago.

     In June, AMCORE announced a definitive agreement with Federated Investors, Inc. for the transition of approximately $164 million in assets of three Vintage equity funds to Federated Investors mutual funds. It is anticipated that the Vintage Fund shareholder meeting to approve the transition will be held in September 2005. The transition of the Vintage equity funds to Federated moves AMCORE closer to a more open sales environment for investments. "Our strength and brand are based on blending the right mix of expert financial planning services, quality investment choices, relationship management and superior customer service to attract and keep clients long term," said Edge. "By opening our investment sales platform and offering more than just our proprietary funds, we can better address the growing needs of more sophisticated customers in an investment environment that is continually changing."

     Total operating expenses increased two percent, or $824,000, in second quarter 2005 compared to the same quarter last year. "The increase is in line with our expectations and reflects our growth and the addition of new branches," said Edge.

     Income taxes in second quarter 2005 were essentially flat compared to second quarter 2004, despite a $1.7 million or 11 percent increase in income before taxes. This was primarily attributable to the increase in tax-exempt company owned life insurance income.

    Asset Quality & Reserves
    ------------------------

     Non-accrual loans totaled $22.6 million at June 30, 2005, an increase of 21 percent, or $3.9 million, from June 30, 2004, and a decrease of $6.9 million, or 23 percent, from March 31, 2005. Loans 90 days past due and still accruing interest totaled $4.0 million at June 30, 2005, an increase of $1.3 million from June 30, 2004 and $2.1 million from March 31, 2005. The percentage of total non-performing assets to total assets was flat at 0.56 percent at June 30, 2005 when compared to the prior year and down from 0.73 percent at March 31, 2005.

     Net charge-offs were $4.0 million, an increase of 13 percent, or $454,000, from second quarter 2004 and an increase of 60 percent, or $1.5 million, from first quarter 2005. Net charge-offs were 47 basis points of average loans on an annualized basis during second quarter 2005, compared to 46 basis points for second quarter 2004 and 31 basis points for first quarter 2005.

     The provision for loan losses was $3.5 million in second quarter 2005, an increase of $220,000 from second quarter 2004 and an increase of $1.0 million from first quarter 2005. The increases were primarily attributable to higher net charge-offs and increased loan balances.

     Total non-accrual loans as a percentage of loans increased to 0.65 percent from 0.60 percent at June 30, 2004, but decreased from 0.88 percent at March 31, 2005. The allowance for loan losses, as a percentage of ending loans, was 1.16 percent at June 30, 2005 compared to 1.38 percent at June 30, 2004 and 1.22 percent at March 31, 2005. The allowance to non-accrual loans ratio was 179 percent at June 30, 2005, compared to 231 percent at June 30, 2004 and 139 percent at March 31, 2005.

     Branching Update
     ----------------

     During the second quarter 2005, AMCORE's branch expansion program was accretive to earnings by $0.08 per share and $0.14 year-to-date. AMCORE expects its branch expansion program to be accretive to earnings by $0.20 to $0.25 per share in 2005.
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                                                                          3 of 5

     "Branch expansion is the key initiative that we expect to drive future performance and build long-term value for our shareholders," said Edge. "This year's results have reflected this maturing program and its positive impact on earnings."

     In 2005, AMCORE expects to open five branch offices including one full service and four limited branches. So far this year, AMCORE has opened three limited branches in the cities of Libertyville, IL, Orland Park, IL and Wauwatosa, WI, a Milwaukee suburb.

     The 23 (net) new branches opened since April 2001 contributed total loans of $1.24 billion and total deposits of $614 million at June 30, 2005. Same-branch contributions, which include new branches opened as of June 30, 2004, were $1.19 billion in loans and $587 million in deposits.

     By 2009, AMCORE expects to have added a net total of 34 new offices since beginning the initiative in 2001. "By the end of 2009, AMCORE is scheduled to have 84 offices, two-thirds of which will be located in markets that we believe exhibit strong growth characteristics," said Edge. (See chart for details)

     AMCORE Financial, Inc. is headquartered in Northern Illinois and has banking assets of $5.2 billion and investment assets under administration of $4.5 billion with 73 locations in Illinois, Wisconsin and Iowa.

     AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and investment services including trust, brokerage, asset management, mutual fund administration, employee benefit plan record keeping and is the investment advisor for the Vintage family of mutual funds.

     This news release contains, and our periodic filings with the Securities and Exchange Commission and written or oral statements made by the Company's officers and directors to the press, potential investors, securities analysts and others will contain, forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby with respect to, among other things, the financial condition, results of operations, plans, objectives, future performance and business of AMCORE. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. These statements are based upon beliefs and assumptions of AMCORE's management and on information currently available to such management. The use of the words "believe", "expect", "anticipate", "plan", "estimate", "should", "may", "will" or similar expressions identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and AMCORE undertakes no obligation to update publicly any forward-looking statements in light of new information or future events.

     Contemplated, projected, forecasted or estimated results in such forward-looking statements involve certain inherent risks and uncertainties. A number of factors - many of which are beyond the ability of the Company to control or predict - could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following possibilities: (I) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the formation of new products by new or existing competitors; (II) adverse state, local and federal legislation and regulation; (III) failure to obtain new customers and retain existing customers; (IV) inability to carry out marketing and/or expansion plans; (V) ability to attract and retain key executives or personnel; (VI) changes in interest rates including the effect of prepayment;
(VII) general economic and business conditions which are less favorable than expected; (VIII) equity and fixed income market fluctuations; (IX) unanticipated changes in industry trends; (X) unanticipated changes in credit quality and risk factors; (XI) success in gaining regulatory approvals when required; (XII) changes in Federal Reserve Board monetary policies; (XIII) unexpected outcomes on existing or new litigation in which AMCORE, its subsidiaries, officers, directors or employees are named defendants; (XIV) technological changes; (XV) changes in U.S. generally accepted accounting principles; (XVI) changes in assumptions or conditions affecting the application of "critical accounting estimates"; (XVII) inability of third-party vendors to perform critical services for the Company or its customers; (XVIII) disruption of operations caused by the conversion and installation of data processing systems, and (XIX) zoning restrictions or other limitations at the local level, which could prevent limited branch offices from transitioning to full-service facilities.

     AMCORE common stock is listed on The NASDAQ Stock Market under the symbol "AMFI." Further information about AMCORE Financial, Inc. can be found at the Company's website at www.AMCORE.com.


                         (See attached chart on page 5)
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                                                                          4 of 5

                                           AMCORE Branch Expansion Plans as of June 30, 2005

Strategy                                        LBO*       Full Service         In-store           Branch       Total Locations
--------                                        ----       ------------         --------           ------       ---------------
                                                                                                  Expansion
                                                                                                  ---------
2001                                                                                                                  64**
- Sold branches                                                                                                       (7)
+ New branches                                   1               1                  0                 2                2
- Closed, moved to new facility                  0               0                  0                 0                0
                                                ---             ---                ---               ---              ---
Cumulative total                                 1               1                  0                 2               59
2002
+ New branches                                   4               3                  0                 7                7
- Closed, moved to new facility                 (1)             (1)                 0                (2)              (2)
                                                ---             ---                ---               ---              ---
Cumulative total                                 4               3                  0                 7               64
2003
- Sold branches                                                                                                       (6)
- Closed in-store                                                                                                     (1)
+ New branches                                   4               7                  0                11               11
- Closed, moved to new facility                 (1)             (1)                (2)               (4)              (4)
                                                ---             ---                ---               ---              ---
Cumulative total                                 7               9                 (2)               14               64
2004
+ New branches                                   2               9                  0                11               11
- Closed, moved to new facility                 (3)              0                 (2)               (5)              (5)
                                                ---             ---                ---               ---              ---
Cumulative total                                 6              18                 (4)               20               70
2005 Projected
+ New branches                                   4               1                  0                 5                5
 - Closed, moved to new facility                 0               0                  0                 0                0
                                                ---             ---                ---               ---              ---
Cumulative total                                10              19                 (4)               25               75
2006 Projected
+ New branches                                   5               4                  0                 9                9
- Closed, moved to new facility                 (5)              0                  0                (5)              (5)
                                                ---             ---                ---               ---              ---
Cumulative total                                10              23                 (4)               29               79
2007 Projected
+ New branches                                   5               5                  0                10               10
- Closed, moved to new facility                 (5)              0                  0                (5)              (5)
                                                ---             ---                ---               ---              ---
Cumulative total                                10              28                 (4)               34               84
2008 Projected
+ New branches                                   0               5                  0                 5                5
- Closed, moved to new facility                 (5)              0                  0                (5)              (5)
                                                ---             ---                ---               ---              ---
Cumulative total                                 5              33                 (4)               34               84
2009 Projected
+ New branches                                   0               5                  0                 5                5
- Closed, moved to new facility                 (5)              0                  0                (5)              (5)
                                                ---             ---                ---               ---              ---
Cumulative total                                 0              38                 (4)               34               84

*  LBO is a limited branch office.
** Includes asset management location in Des Moines
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                                                                          5 of 5

                                                   AMCORE Financial, Inc.
                                               CONSOLIDATED FINANCIAL SUMMARY
                                                         (Unaudited)

($ in 000's, except per share data)       ------------------------------------------------------------------------------------
-----------------------------------------       2nd Qtr.      1st Qtr.      4th Qtr.      3rd Qtr.      2nd Qtr.    2Q '05/'04
               SHARE DATA                         2005          2005          2004          2004          2004      Incr(Decr)
----------------------------------------- ------------------------------------------------------------------------------------
Diluted earnings                                $  0.49       $  0.48       $  0.51       $  0.49       $  0.41           20%
Cash dividends                                  $  0.17       $  0.17       $  0.17       $  0.17       $  0.17            0%
Book value                                      $ 16.08       $ 15.38       $ 15.57       $ 15.44       $ 14.68           10%
Average diluted shares outstanding               25,020        25,061        25,145        25,078        25,285           (1%)

-----------------------------------------
            INCOME STATEMENT
-----------------------------------------

Net interest income                            $ 40,220      $ 39,481      $ 39,613      $ 38,431      $ 37,640            7%

Provision for loan losses                         3,502         2,500         4,743         2,830         3,282            7%

Non-interest income:
   Trust & asset management                       4,944         5,136         5,079         5,017         5,375           (8%)
   Service charges on deposits                    5,871         5,163         5,293         5,388         4,966           18%
   Mortgage banking income                          321         1,271         2,029           321         2,835           N/M
   Company owned life insurance                   1,560           908         1,684         1,346           540          189%
   Brokerage commission income                      744           733           749           721           784           (5%)
   Bankcard fee income                            1,211         1,125         1,108         1,111         1,007           20%
   Gain on sale of loans                            185           111           636         1,214             -            0%
   Net security gain (loss)                         455           (51)        1,221           250             -            0%
   Other                                          1,735         2,072         1,454         1,550         1,330           30%
                                          ------------------------------------------------------------------------------------
Total non-interest income                        17,026        16,468        19,253        16,918        16,837            1%

Operating expenses:
   Personnel costs                               21,965        22,069        22,415        21,126        21,417            3%
   Net occupancy and equipment expense            5,030         5,182         4,805         4,645         4,748            6%
   Data processing expense                          618           707           575           580           567            9%
   Professional fees                              1,058         1,020         1,001         1,102         1,036            2%
   Advertising & business development             1,632         1,755         1,640         1,634         1,407           16%
   Communication expense                          1,192         1,097         1,169         1,155         1,124            6%
   Other                                          5,333         4,378         4,636         4,707         5,705           (7%)
                                          ------------------------------------------------------------------------------------
Total operating expenses                         36,828        36,208        36,241        34,949        36,004            2%
                                          ------------------------------------------------------------------------------------

Income before income taxes                       16,916        17,241        17,882        17,570        15,191           11%
   Income taxes                                   4,759         5,191         4,959         5,230         4,776           (0%)
                                          ------------------------------------------------------------------------------------
Net income                                     $ 12,157      $ 12,050      $ 12,923      $ 12,340      $ 10,415           17%
                                          ====================================================================================

                                          ------------------------------------------------------------------------------------
-----------------------------------------      2nd Qtr.      1st Qtr.      4th Qtr.      3rd Qtr.      2nd Qtr.    Basis Point
          KEY RATIOS AND DATA                    2005          2005          2004          2004          2004        Change
----------------------------------------- ------------------------------------------------------------------------------------
Net interest margin (FTE)                         3.54%         3.59%         3.58%         3.53%         3.60%            (6)

Return on average assets                          0.96%         0.99%         1.04%         1.02%         0.90%             6
Return on average equity                         12.51%        12.61%        13.32%        13.22%        11.20%           131
Efficiency ratio                                 64.33%        64.72%        61.57%        63.14%        66.09%          (176)
Equity/assets (end of period)                     7.73%         7.64%         7.82%         7.86%         7.60%            13

Allowance to loans (end of period)                1.16%         1.22%         1.25%         1.33%         1.38%           (22)
Allowance to non-accrual loans                  178.89%       138.71%       135.81%       242.36%       230.60%           N/M
Non-accrual loans to loans                        0.65%         0.88%         0.92%         0.55%         0.60%             5
Non-performing assets to total assets             0.56%         0.73%         0.77%         0.52%         0.56%             0

(in millions)
Total assets under administration               $ 4,539       $ 4,439       $ 4,430       $ 4,225       $ 4,376            4%
Mortgage loans closed                           $   122       $    85       $   112       $   103       $   154          (21%)
Mortgage servicing rights, net                  $  12.4       $  12.8       $  12.5       $  11.6       $  11.8            5%
Percentage of mortgage loans serviced             0.94%         0.98%         0.97%         0.92%         0.96%           (2)

N/M = not meaningful

AMCORE Financial, Inc.
(Unaudited)

($ in 000's)                              ----------------------------------------------------------------------------------------
----------------------------------------    2nd Qtr.     1st Qtr.     4th Qtr.     3rd Qtr.     2nd Qtr.   2Q '05/'04   Ending
         AVERAGE BALANCE SHEET                2005         2005         2004         2004         2004     Incr(Decr)  Balances
----------------------------------------  ----------------------------------------------------------------------------------------
Assets:
Investment securities                     $1,234,262   $1,231,746   $1,221,676   $1,233,926   $1,177,696        5%   $1,197,142
Short-term investments                         9,127        4,871       19,753        5,249        7,226       26%       38,171
Loans held for sale                           24,457       21,074       80,666       32,609       44,252      (45%)      39,909
Loans:  Commercial                           755,104      719,194      731,376      735,864      742,460        2%      797,662
        Commercial real estate             1,913,179    1,848,867    1,733,023    1,548,689    1,417,519       35%    1,949,157
        Residential real estate              432,613      424,095      415,927      405,784      390,653       11%      431,772
        Consumer                             316,595      319,705      335,005      499,241      532,592      (41%)     313,535
                                          --------------------------------------------------------------------------------------
Total loans                               $3,417,491   $3,311,861   $3,215,331   $3,189,578   $3,083,224       11%    3,492,126
Allowance for loan losses                    (41,620)     (42,072)     (42,537)     (44,006)     (44,660)      (7%)     (40,475)
Other non-earning assets                     419,579      416,449      427,681      412,202      408,624        3%      436,692
                                          --------------------------------------------------------------------------------------
Total assets                              $5,063,296   $4,943,929   $4,922,570   $4,829,558   $4,676,362        8%   $5,163,565
                                          ======================================================================================
Liabilities and Stockholders' Equity:
   Non-interest bearing deposits           $ 485,796    $ 464,452    $ 468,962    $ 456,804    $ 449,694        8%    $ 500,859
   Interest-bearing demand and savings     1,725,678    1,563,000    1,497,778    1,382,348    1,360,003       27%    1,779,042
   Time deposits                           1,107,470    1,101,194    1,129,816    1,129,726    1,123,071       (1%)   1,124,959
                                          --------------------------------------------------------------------------------------
Total Bank issued deposits                $3,318,944   $3,128,646   $3,096,556   $2,968,878   $2,932,768       13%    3,404,860
                                          --------------------------------------------------------------------------------------
Wholesale deposits                           624,886      644,732      646,833      647,561      550,291       14%      610,658
Short-term borrowings                        505,468      553,176      559,979      606,686      577,063      (12%)     523,154
Long-term borrowings                         164,223      166,889      166,074      180,565      184,297      (11%)     162,255
Other liabilities                             60,129       62,899       67,094       54,527       58,010        4%       63,534
                                          --------------------------------------------------------------------------------------
Total liabilities                         $4,673,650   $4,556,342   $4,536,536   $4,458,217   $4,302,429        9%    4,764,461
                                          --------------------------------------------------------------------------------------
Stockholders' equity                         395,607      387,509      380,152      370,976      371,003        7%      400,290
Other comprehensive income                    (5,961)          78        5,882          365        2,930     (303%)      (1,186)
                                          --------------------------------------------------------------------------------------
Total stockholders' equity                   389,646      387,587      386,034      371,341      373,933        4%      399,104
                                          --------------------------------------------------------------------------------------
Total liabilities & stockholders' equity  $5,063,296   $4,943,929   $4,922,570   $4,829,558   $4,676,362        8%   $5,163,565
                                          ======================================================================================

-----------------------------------------
            CREDIT QUALITY
-----------------------------------------

Ending allowance for loan losses          $   40,475   $   40,954   $   40,945   $   41,980   $   43,230       (6%)
Net charge-offs                                3,981        2,491        4,722        3,058        3,527       13%
Net charge-offs to avg loans (annualized)       0.47%        0.31%        0.58%        0.38%        0.46%       2%
Non-performing assets:
   Non-accrual loans                      $   22,626   $   29,525   $   30,148   $   17,321   $   18,747       21%
   Loans 90 days past due & still accruing     4,008        1,900        1,848        3,028        2,717       48%
                                          -------------------------------------------------------------------------
       Total non-performing loans             26,634       31,425       31,996       20,349       21,464       24%
   Foreclosed real estate                      1,959        4,129        4,940        4,029        4,548      (57%)
   Other foreclosed assets                       357          818          923          950          856      (58%)
                                          -------------------------------------------------------------------------
      Total non-performing assets         $   28,950   $   36,372   $   37,859   $   25,328   $   26,868        8%
                                          =========================================================================

----------------------------------------
        YIELD AND RATE ANALYSIS
----------------------------------------
Assets:
Investment securities (FTE)                     4.59%        4.62%        4.60%        4.49%        4.44%
Short-term investments                          3.04%        2.58%        2.02%        1.23%        0.74%
Loans held for sale                            10.62%        7.64%        7.59%        8.66%        6.92%
Loans:  Commercial                              6.38%        6.05%        5.77%        5.37%        5.39%
        Commercial real estate                  6.44%        6.14%        5.81%        5.60%        5.48%
        Residential real estate                 6.03%        5.83%        5.73%        5.62%        5.53%
        Consumer                                6.63%        6.47%        6.57%        6.58%        6.73%
                                           ---------------------------------------------------------------
Total loans (FTE)                               6.39%        6.11%        5.87%        5.70%        5.68%
                                           ---------------------------------------------------------------
Total interest-earning assets (FTE)             5.93%        5.71%        5.54%        5.38%        5.34%
                                           ===============================================================
Liabilities:
   Interest-bearing demand and savings          1.81%        1.38%        1.14%        0.90%        0.82%
   Time deposits                                2.93%        2.69%        2.58%        2.49%        2.50%
                                           ---------------------------------------------------------------
Total Bank issued deposits                      2.25%        1.95%        1.76%        1.62%        1.58%
                                           ---------------------------------------------------------------
Wholesale deposits                              3.65%        3.36%        3.08%        2.86%        2.71%
Short-term borrowings                           3.05%        2.59%        2.39%        2.32%        2.07%
Long-term borrowings                            6.05%        5.88%        5.62%        5.10%        4.98%
                                           ---------------------------------------------------------------
Total interest-bearing liabilities              2.71%        2.41%        2.22%        2.09%        1.99%
                                           ===============================================================
Net interest spread                             3.22%        3.30%        3.32%        3.29%        3.35%
Net interest margin (FTE)                       3.54%        3.59%        3.58%        3.53%        3.60%
                                           ===============================================================

FTE adjustment (000's)                        $ 1,232      $ 1,195      $ 1,170      $ 1,107      $ 1,013